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                                   Exhibit 6.3

                               Founders Agreement

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                               FOUNDERS AGREEMENT
                               ------------------

David F. Jones, Melvin L. Prueitt, Stanley Prueitt, and Leslie Speir (individually referred to by name or as a "Shareholder," and collectively referred to as "Shareholders") and Hydro-Air Technologies, Inc., a New Mexico corporation (Corporation") agree:

 . Recital: The Shareholders have incorporated the Corporation to operate a business which will develop an invention which will produce electrical energy from chemical processes ("HARPS Technology"). The Corporation has signed an agreement with First Capital Invest Corp. ("First Capital") by which First Capital may invest in the Corporation to exploit the HARPS Technology ("Offer To Purchase"). The Offer To Purchase also provides for possible acquisition of the
Shareholder's   interest  in  the   Corporation   by  a  separate   company  the
("Acquisition Company") in exchange for shares of the Acquisition Company. The Shareholders have agreed to a plan of organization, management and funding for the Corporation and for ownership of their interest in the Corporation or in the Acquisition Company which they hereby reduce to writing.
 . Definitions: The following words have the following meanings when used in this
Agreement:
      . Company: "Company" means either (i) Corporation or (ii) the Acquisition Company or any other successor entity to the extent it represents the financial interest originally derived from the HARPS Technology.
      . Company Shares: "Company Shares" means the units of ownership of the Company.
      . Founder: "Founder" means individually and "Founders" means collectively David F. Jones, Melvin L. Prueitt, Stanley Prueitt and Leslie Speir and any other person designated as a Founder by the unanimous consent of the then Founders. The Founders are all Shareholders.
      . Founder Shares: "Founder Shares" means Company Shares issued or awarded to Founders as Founder Shares.
      . Discretionary Shares: "Discretionary Shares" means Company Shares issued or awarded as Discretionary Shares to non-Founders by the Founders.
      . Investor: "Investor" means anyone (including a Founder) who makes a monetary investment in the Corporation.
      . Investor Shares: "Investor Shares" means Company Shares issued to Investors as Investor Shares.
      . W: "W" means the fraction of full-time work. W is calculated by taking the total number of authorized hours, as determined by the Board, that are worked for the Company during the year and dividing by 2,000 (40 hours per week times 50 weeks, allowing 2 weeks for vacation). The W calculation is based on the number of authorized hours worked whether or not a salary was paid for the time worked. W can not exceed 1.0, even if the individual works more than 2,000 hours in a given year. The year, for the purpose of calculating hours worked begins July 8, 1997, since that is the date notification was given of the first financial investment.
      . Phase 1: "Phase 1." means the engineering research and development that determines the feasibility and practicality of producing HARPS power plants. This is expected to include the design and fabrication of a prototype HARPS unit and testing it.
      . Phase 2: "Phase 2" means the design and fabrication of commercially viable HARPS units. Commercially viable will be determined by the sale and support of HARPS units.
      . Proportionately Shared: "Proportionately Shared" means the sharing of awarded Founders Shares among the Founders proportional to the Founder's individual contribution to a milestone as determined by the Founders. For the purpose of the division of an award, each Founder will rank the

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      contribution  of each of the other  Founders.  Subsequent to this ranking, all rankings will be linearly combined to determine the portion awarded to each Founder.
III. Stock Issuance: It is intended that 100,000 Company Shares be distributed in a manner that will reward individuals that achieve defined objectives that are beneficial to the Corporation. The following delineates the method by which Company Shares have or will be issued:
      A. The Corporation has initially issued and delivered 2,500 Founder Shares to each Founder.
      B. Dana and Linda Hansen will jointly be issued 2,500 Discretionary Shares, as compensation for exerting considerable effort over an extended period of time in an attempt to provide investors for the Corporation.
      C. Founders who actively and whole-heartedly (as determined by the Founders) working for the success of the Company for the first four years:
      3,000 Founder Shares per year multiplied by W.
      D. The Founder who provides the initial contact(s) that lead to Phase 1 Investment of up to $500,000: 600 Founder Shares per each $100,000 of investment. (The Founder who provides the initial contact, may share this award with other Founders or individuals who aid in the procurement of the investment, in any way he sees fit.) This investment is a singular opportunity  and is  closed  after  the  above  stated  amount of money is
      received  by  the  Company  from  a  Board   approved   investor,   unless
      specifically opened again by the Board. Investments may be received in stages if all is not needed at once, as determined by the Board. If a Founder receives an investment sales commission from the investor, he shall not receive an award of Founder Shares for bringing in the investment. If the Founder wishes to invest in the Corporation, he receives both the Founder Shares and the Investor Shares.
      E. The Founder who provides the initial contact(s) that lead to Phase 2 Investments of up to $5,000,000: 600 Founder Shares per each $1,000,000 of investment. (The Founder who provides the initial contact, may share this award with other Founders or individuals who helped, in any way he sees fit.) This investment is a singular opportunity and is closed after the above stated amount of money is received by the Company from a Board
      approved  investor,   unless  specifically  opened  again  by  the  Board.
      Investments may be received in stages if all is not needed at once, as determined by the Board. The amount of shares awarded to the Founder(s) will be based on the amount of money actually invested, not the amount committed by the investor. If a Founder receives an investment sales commission from the investor, he shall not receive an award of Founder Shares for bringing in the investment. If the Founder wishes to invest in the Corporation, he receives both the Founder Shares and the Investor Shares.
      F. Founders who write proposals that result in government grants that are subsequently awarded and accepted by the Board: 1,000 Founder Shares per each $100,000. If more than one Founder participates in the submittal of
      the   successful   proposal(s),   the  Founder   Shares  awarded  will  be
      Proportionately Shared. This item also applies to procuring grants from companies or other organizations. Total awards for all grants is limited to 5,000 Founder Shares unless specifically extended by the Board. The Board will examine all grants carefully before acceptance to assure that no serious restrictions or other negative impacts on the Company are involved in the grant.
      G. For Melvin L. Prueitt exclusively  licensing the HARPS invention to the
      Corporation: 8,000 Founder Shares; 2,000 upon signing a license agreement and 2,000 at the end of each of the following three (3) years from the date of initial signing.
      H. For Founders contribution to the design and construction of the first successful brine concentrator (prototype): 3,500 Founder Shares. This award is intended to be Proportionately Shared among the Founders.

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      I. For Founders  contribution  to the design and  fabrication of the first
      successful   power  unit  (heater,   boiler,   turbine,   and   condenser)
      (prototype):   3,500  Founder  Shares.   This  award  is  intended  to  be
      Proportionately Shared among the Founders.
      J. For Founders contribution to the design and fabrication of the first commercial HARPS unit: 4,000 Founder Shares. This award is intended to be Proportionately Shared among the Founders.
      K. For Founders contribution to activities in support of the Phase 1 (prototype HARPS production) design and fabrication effort including
      company      management,       project      management,       procurement,
      bookkeeping/accounting, legal, and human resources activities: 2,000 Founder Shares. This award is intended to be Proportionately Shared among the Founders.
      L. For Founders contribution to activities in support of the Phase 2 (commercial HARPS production) design and fabrication effort including
      company      management,       project      management,       procurement,
      bookkeeping/accounting, legal, and human resources activities: 2,000 Founder Shares. This award is intended to be Proportionately Shared among the Founders.
      M. For Founders contribution to marketing the first commercial HARPS unit in the United States: 3,000 Founder Shares. This award is intended to be Proportionately Shared among the Founders.
      N. For Founders contribution to marketing the first commercial HARPS unit in a country other than the United States: 2,000 Founder Shares. This award is intended to be Proportionately Shared among the Founders.
      O. For introduction, by a Founder, of a new product that is accepted by the Board and is subsequently manufactured and marketed by the Company:
      3,000 Founder Shares. This award may, at the discretion of the Founders, be Proportionately Shared among the Founders.
      P. For introduction, by a Founder, of a patentable invention that contributes to the success of the HARPS technology and that is accepted by the Board. (This award may be applicable even if the Board chooses not to apply for a patent for the invention, at the discretion of the Founders.):
      Up to 2,000 Founder Shares. This award may, at the discretion of the Founders, be Proportionately Shared among the Founders. For the purpose of determining the number of shares to be awarded, each Founder will rank the number of shares appropriate for the value of the invention to the Company. Subsequent to this ranking, all rankings will be linearly combined to determine the number of shares awarded.
      Q. Before any investments or grants are received, Founders may pay for Board approved business and research expenses (but not salaries or patent application costs for the first U.S. patent on HARPS technology) on a voluntary basis. Expenses which are incurred before any investments are received by the Corporation, such as incorporation expenses, legal fees, the purchase of equipment, rental of space, and other operating expenses shall be shared by the Founders on a voluntary basis. Each Founder shall be awarded 1 Founder Share for each $5 of money supplied for Board approved expenses. A Founder may supply more than his share of expenses only if other Founders do not supply their share, and then only in equal shares with the remaining Founders. These expenses may be reimbursed to the Founders after investments or grants have been received, if the
      Founder  so  wishes,   but  the  corresponding   Founder  Shares  must  be
      relinquished to the Company. (Some grants to not allow reimbursement of previous expenses.)
      R. At the end of four years, if there are any remaining undistributed Founder Shares or Discretionary Shares, they shall be distributed among the Founders in amounts proportional to the number of Shares that each Founder possesses at that time, and/or, at the discretion of the Founders,

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      to other deserving individuals. If the Corporation is purchased by another company, the remaining shares may be divided at that time, at the discretion of the Founders. S. Phase 1 investments of $500,000 shall entitle the investors to 20% of the Corporation. (100% of the Founder Shares and Discretionary Shares will total 80% of the Corporation.) If the Corporation is not purchased by The Acquisition Company prior to Phase 2, investments of $5,000,000 shall entitle the investors to an additional 20% of the Corporation. (100% of the Founder Shares and Discretionary Shares will total 60% of the Corporation.) Smaller investments would entitle the investors to a proportionately smaller fraction of the Corporation.
IV. Record of Services Provided: Each Founder is expected to keep a daily log of hours spent on the project. The log shall include a note on the type of activity and the results obtained. A copy of the log shall be sent to the Corporation monthly, unless specific exemption is issued by the Board. It is expected that only authorized hours that produce results beneficial to the Corporation will be reported for this purpose. If the Board comes to the conclusion that a particular Founder's efforts are not producing sufficiently beneficial results for the Corporation, the Board may ask the individual to curtail that activity. The Founder may continue with the activity unless the Board determines that it negatively effects the Corporation in any way including, but not limited to, utilization of resources or impairment of other authorized activities. No shares will be awarded for such unauthorized activities.
V. Compensation: Compensation for hours worked by Founders will be as follows:
      A. Before any investments are received by the Corporation, the Founders shall work without any hourly compensation.
      B. After some or all of the Phase 1 investment has been made, the Founders shall work at $35 per hour. If funding is not sufficient, the Board shall determine what work is most important to be accomplished and halt payment for all other activities. Founders may bring to the attention of the Board tasks that should be considered as necessary for Corporation operation and success.
      C. After the acquisition of sufficient funding through investments, grants, or sales, salaries may be raised at the discretion of the Board, which shall determine salaries based on the perceived value of the individuals to the Company.
      D. Melvin Prueitt will receive a 1% royalty on gross sales of HARPS power plants and 0.5% on electric power sold from Company owned power plants.
VI. Management: At all times the Shareholders will vote their Company Shares so that, unless there is unanimous agreement of the Shareholders to the contrary:
      A. The Articles of Incorporation and Bylaws of the Corporation will not be amended.
      B. No Company Shares will be issued by the Corporation except as provided in this Agreement.
      C. Each Founder may designate one person as a Director and these Directors will be elected for a period of four years or as long as he remains an active employee of the Company, which ever time period is shorter. The Corporation will take the action agreed upon by the majority of the Directors. Each Director will have an equal vote on any Board action. David F. Jones, Melvin L. Prueitt, Stanley Prueitt, and Leslie Speir are the initial designated Directors of the Corporation and have been so elected.
      D. The Shareholders have caused the Directors to elect, consistent with their obligations under law, the following persons to the following Corporation offices, so long as these persons are ready, willing and able to serve in the designated positions:
           Name                         Office
           ----                         ------
           Melvin L. Prueitt            President and Chairman of the Board
           David F. Jones               Vice President of Operations
           Stanley Prueitt              Vice President of Business and Marketing
           Leslie Speir                 Vice President of Engineering

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      E. The books of the Corporation  will be maintained in accordance with the method required for federal income tax return reporting applied on a basis
      consistent   with  prior  periods  and  will  be  subjected  to  audit  at
      Corporation's expense upon demand by any Shareholder. Each Shareholder will have access at any reasonable time to Corporation's books and records.
      F. The employment agreements between the Corporation and each of the Founders will not be changed without unanimous approval by the Board.

      G. If the Directors are deadlocked and cannot reach a decision, Melvin L. Prueitt will nominate and the Shareholders will elect another Director to break the deadlock.
      H. The  Corporation  will not,  except in the ordinary course of business,
      (i) borrow money, (ii) transfer all or substantially all of its assets, or
      (iii) loan money or assets.

VII. Restrictions: The Corporation and Shareholders will execute a Stock Restriction Agreement in the form attached as Exhibit 1. The restrictions imposed by this Stock Restriction Agreement are those of the Corporation as well as those of the Shareholders. All certificates representing Company Shares will be marked "Voting, transfer and encumbrance of the securities represented by this certificate are restricted by the terms of agreements on file at the Corporation office."
 VIII. Voting Trust: The Shareholders and Melvin L. Prueitt,
as Voting Trustee will execute a Voting Trust Agreement in the form agreed to by them creating a Voting Trust ("Voting Trust"). Corporation will issue and deposit in the Voting Trust the shares not previously issued which are to be awarded as Founders Shares or Discretionary Shares. The Voting Trustee will hold the shares deposited in the Voting Trust ("Voting Trust Shares") and issue such shares as Founder Shares or Discretionary Shares, and if The Acquisition Company is to acquire the shares of the Corporation, exchange Corporation shares for The Acquisition Company shares and hold the Acquisition Company Shares for issuance as Founder Shares or Discretionary Shares.
IX. Acquisition: If the Corporation is acquired by The Acquisition Company or any other entity, the non-cash consideration paid for the acquisition of other than Investor Shares will be allocated among the holders of Founder Shares, Discretionary Shares, and Voting Trust Shares in proportion to their then holdings of Founder Shares, Discretionary Shares, and Voting Trust Shares. The Voting Trust Shares will be issued in accordance with the provisions of the Voting Trust herein. The cash consideration paid for the acquisition will be allocated among the owners of the Founders Shares in proportion to their ownership of Founders Shares.
X. Documentation: This is a binding document setting out the parties intent. The contribution of capital, issuance or award of Company Shares and other actions may have occurred before all document giving effect to this Agreement have been signed. The parties will use their best efforts in good faith to agree on the matters dealt with herein where future determination is required and will sign any document and take any action required to accomplish this intent.
XI.  Binding  Effect:  Every  person  or  entity  who is the  record,  legal  or beneficial owner of Company Shares, whether by issue or transfer, including without limitation the spouse, heirs, surviving joint tenants, executors, administrators, trustee, personal representatives, transferees, donees, nominees, grantees, successors, and assigns will be bound by and entitled to the benefits of the terms of this Agreement. This agreement is specifically enforceable, constitutes the entire agreement of the parties with respect to its subject matter, is governed by and construed in accordance with the laws of New Mexico and may be modified only in writing by the unanimous agreement of all parties hereto. A Shareholder will have sole authority to vote, manage, control, dispose of or encumber any Company Shares owned by the Shareholder and any spouse of the Shareholder.


      DATED: __________, 1997.


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SHAREHOLDERS:
                                                  ------------------------------
                                                  DAVID F. JONES


                                                  ------------------------------
                                                  MELVIN L. PRUEITT


                                                  ------------------------------
                                                  STANLEY PRUEITT


                                                  ------------------------------
                                                  LESLIE SPEIR


CORPORATION:                                      HYDRO-AIR TECHNOLOGIES, INC.,
                                                  a New Mexico corporation


                                                  By____________________________
                                                    Melvin L. Prueitt,
                                                    President